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                                                               Exhibit (m)(7)

                               SERVICES AGREEMENT

This Agreement is made as of the __th day of _______, 2___ between: (1) the Fidelity Brokerage Services LLC ("FBS") and National Financial Services LLC ("NFS") (together "Fidelity"), (2) Seligman Advisors, Inc ("Fund/Agent"); and
(3) Seligman Data Corporation ("SDC").

                                    RECITALS

A. Fund/Agent is the principal distributor of several open-end investment companies with one or more series or classes of shares (each such series or class of shares a "Fund").

B.   SDC is the recordkeeping servicing agent for the Funds.

C. Fund/Agent and SDC wish to have Fidelity provide to Fund/Agent and SDC or on their behalf certain administrative services with respect to beneficial owners of shares ("Shareholder(s)") of such Funds which Fidelity makes available to Shareholders through securities brokerage accounts carried by NFS on behalf of FBS or Correspondents of NFS ("Correspondents").

D. Fidelity agrees to provide such services on the terms and conditions set forth herein.

                                   AGREEMENT

THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

I.   Shareholder Services

A. Shareholder Account Set-Up and Maintenance - Fidelity shall maintain and provide to FBS and Correspondents adequate facilities and procedures to: (1) establish and maintain Fund investments on behalf of Shareholders within a consolidated brokerage account(s) on the Fidelity transaction processing and recordkeeping system, and (2) access Shareholders' current Fund information including, but not limited to, share balances, dividend information and transaction history.

B. Shareholder Assistance - Fidelity shall make available to FBS and Correspondents any information maintained by Fidelity as may be necessary for Correspondents to support and resolve Shareholder servicing inquiries. Fidelity personnel will assist FBS in the investigation of Shareholder inquiries when necessary. FBS will support Shareholder service inquiries from Shareholders who maintain brokerage accounts with FBS.

C. Transaction Processing and Settlement - The Fidelity transaction processing system shall enable Shareholders to purchase, redeem and exchange shares of Funds available through Fidelity. NFS shall facilitate settlement with each Fund of Shareholder transactions in such Fund insofar as such transactions are transmitted to NFS by FBS or Correspondents on behalf of Shareholders.

Fund/Agent and SDC agree that it shall either: (1) make arrangements for all transactions processed pursuant to this Agreement to be processed through the National Securities Clearing

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Corporation Fund/SERV system, or (2) obtain proper authority for NFS to transmit to the Fund or its Agent daily manual trades until 5:00 p.m. Eastern Time, or such other times as set forth on Exhibit B, which trades shall remain eligible for that day's public offering price provided Fidelity received the order by the close of trading that day.

D. Shareholder Account Statement Preparation and Distribution - With respect to each Shareholder holding Fund investments through Fidelity, Fidelity shall deliver or cause to be delivered to such Shareholder monthly statements when there has been activity in such Shareholder's brokerage account during such month, or quarterly statements during periods when there has been no monthly account activity. Statements will include transaction detail for the statement period for each Fund in which shares were purchased, redeemed or exchanged, and a summary of the number of Fund shares owned and share value thereof as of the statement date to the extent such value is provided by the Fund.

E. Confirmation Preparation and Distribution - Fidelity shall generate a written confirmation for each purchase, redemption and exchange transaction affecting each Shareholder's Fund investments held through Fidelity to the extent such confirmation is required, and such confirmation shall be distributed to Shareholders through or on behalf of FBS or Correspondents.

F. Payment of Fund Distributions - NFS shall distribute to Shareholders all dividend, capital gain or other payments authorized by the Fund and distributed to and received by NFS, and such distributions shall be credited to Shareholders in accordance with the instructions provided by each Shareholder, including but not limited to dividend reinvestment into the Fund, or cash payments of distributions.

G. Prospectus Fulfillment - Subsequent to any Shareholder's acquisition of shares of a Fund by purchase or exchange, Fidelity shall provide to such Shareholder, within such times as required by applicable law, a confirming prospectus for such Fund to the extent such prospectus is required with respect to such acquisition and is provided by the Fund to Fidelity or its designee.

Fund/Agent and SDC acknowledge and agree that Fidelity is not responsible for
(i) the compliance of any prospectus or supplement thereto, annual report, proxy statement or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules or regulations, (ii) the registration or qualification of any shares of any Fund under any federal or applicable state laws or (iii) the compliance by any Fund, or Fund/Agent, SDC or any "affiliated person" (as that term is defined in the rules under the Investment Company Act of 1940, as amended), with any applicable federal or state law, rule, or regulation or the rules and regulations of any self-regulatory organization with jurisdiction over such Fund, Fund/Agent, SDC or affiliated person.

H. Account Level Tax Reporting - NFS shall provide to Shareholders through FBS or Correspondents such reports and information as may be required by the then-prevailing laws and regulations under the Internal Revenue Code for non-retirement accounts and qualified and non-qualified retirement plan accounts.

II.  Representations and Warranties

A.   Fund/Agent represents and warrants that:

     (1) it has the requisite authority to enter into this agreement on its own behalf and on behalf of the Fund(s), and

     (2) that the payment to NFS of any fees pursuant hereto:

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          (a)  has been duly authorized by the Fund(s), the Board of
               Directors/Trustees of the Fund(s), or any other persons to the extent such authorization is required to properly make such payment;

          (b) is properly disclosed in the relevant Fund prospectus to the extent such disclosure may be required, and

          (c) is in material conformity with all federal, state and industry laws or regulations to which the Fund/Agent is subject.

B.   SDC represents and warrants that:

     (1) it has the requisite authority to enter into this agreement on its own behalf; and

     (2) that the payment to NFS of any fees pursuant hereto:

          (a) has been authorized by any person to the extent such authorization is required to properly make such payment,

          (b) is in material conformity with all federal, state and industry laws or regulations to which SDC is subject

C.   FBS and NFS each represent and warrant that:

     (1) it is a corporation duly organized under the laws of the Commonwealth of Massachusetts and is duly registered and/or qualified as a broker/dealer with the SEC, NASD and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein;

     (2) the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action in its part, and this Agreement constitutes the valid and binding obligations of FBS and NFS; and

     (3) it is in material conformity with all federal, state and industry laws or regulations to which it is subject.

     (4) it will make shares available to Shareholders in accordance with the terms and conditions described in each Funds' effective prospectus and statement of additional information provided that Fund/Agent communicates such terms and conditions to Fidelity.

D. Each party hereto represents and warrants that it shall provide to the others such information or documentation necessary for such party to fulfill its obligations hereunder, such other information or documentation as any party may reasonably request, and that it shall comply with such operating policies and procedures as the parties may adopt by mutual agreement from time to time.

III. Fees

A.   Start Up Fee

Fund/Agent shall pay to NFS a one-time start up fee ("Start Up Fee") for Fidelity's initial set up and preparation to support a new group or family of Funds. The amount of the Start Up Fee is set forth on Exhibit A and shall be due and payable to NFS the earlier of 30 days from the execution of this Agreement or the availability of any such Fund to Fidelity customers. The identity and description

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of each Fund which is subject to this Agreement shall be set forth on Exhibit B, as amended from time to time.

B.   CUSIP Fee

Fund/Agent shall pay to NFS a fee ("CUSIP Fee") to add any Fund to Fidelity's computer system in order to make such Fund available to Fidelity's customers. The amount of the CUSIP Fee is set forth on Exhibit A, and shall be due and payable to NFS upon the earlier of the addition of the Fund to Exhibit B, or the availability of such Fund to Fidelity's customers.

C.   Asset Based Fee

For the services provided by Fidelity hereunder, Fund/Agent shall pay to NFS a fee with respect to each Fund, which fee shall be based upon a percentage per annum of the average daily value of the aggregate number of shares of the Fund held by NFS for the accounts of customers of FBS and Correspondents. Such fee shall be calculated and paid in accordance with Exhibit A hereto.

D.   Maintenance Fee

SDC shall pay to NFS an annual maintenance fee ("Maintenance Fee") with respect to certain Funds as set forth on Exhibit A.

In the event the parties agree to material changes to the scope of services provided hereunder, the parties agree to negotiate in good faith as to the appropriate amendment to the fees due NFS.

IV.  Indemnification

Fund/Agent shall indemnify and hold harmless Fidelity and each officer, employee and agent of Fidelity, each a "Fidelity Indemnified Party", from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature ("Losses") arising out of (i) any inaccuracy or omission in any prospectus or supplement thereto, registration statement, annual report or proxy statement, of any Fund or Fund/Agent or any advertising or promotional material generated by any Fund or Fund/Agent, (ii) any material breach by Fund/Agent of any representation, warranty, covenant, or agreement contained in this Agreement and (iii) any willful misconduct or negligence by Fund/Agent in the performance of, or failure to perform its obligations under this Agreement, except to the extent such Losses result from Fidelity's breach of this Agreement, willful misconduct, or gross negligence.

SDC shall indemnify and hold harmless each Fidelity Indemnified Party from and against any and all Losses arising out of (i) any material breach by SDC of any representation, warranty, covenant, or agreement contained in this Agreement; and (ii) any willful misconduct or negligence by SDC in the performance of, or failure to perform its obligation under this Agreement, except to the extent such Losses result from Fidelity's breach of this Agreement, willful misconduct or gross negligence.

Fidelity shall indemnify and hold harmless Fund/Agent, SDC and each officer, employee and agent of Fund/Agent and SDC from and against any Losses arising out of (i) the dissemination by Fidelity or any persons or entities affiliated with Fidelity of information regarding any Fund that is materially incorrect and that is not provided to Fidelity by a known fund information provider (such as Lipper or Morningstar) or approved by Fund/Agent (ii) any breach by Fidelity of any representation, warranty, covenant, or agreement contained in this Agreement and (iii any willful misconduct or negligence by Fidelity in the performance of, or failure to perform its obligations under this Agreement, except to the extent such Losses result from Fund/Agent's or SDC's breach of this Agreement, willful misconduct, or gross negligence.

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V.   Confidentiality

Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agent or representatives during the term of this Agreement (the "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its best efforts (the same being not less than that employed to protect his own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. No party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This Section V shall continue in full force and effect notwithstanding the termination of this Agreement.

VI.  Duration and Termination of Agreement

With respect to any Fund, this Agreement shall become effective upon the date such Fund is identified on Exhibit B, and this Agreement is approved by the Fund or its Board of Directors/Trustees is required, and shall continue in force for one year, and shall thereafter continue automatically for successive annual periods only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors/Trustees of each Fund, and of the Directors/Trustees who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of each Funds' plan for distribution adopted pursuant to Rule 12b-1 (each, a "12b-1 Plan") under the Investment Company Act of 1940 or, an agreement related to the 12b-1 Plan. This Agreement is terminable as to any Fund by any party upon 90 days written notice thereof to the other parties or upon default hereof provided that such default shall not terminate this Agreement to the extent the defaulting party has been notified of such default by the non-defaulting party and the defaulting party cures such default within 10 business days of notice of such default.

This agreement is also terminable as to any Fund at any time by vote of a majority of such Fund's Board of Directors/Trustees who are not interested persons of such Fund and have no direct or indirect financial interest in the operation of the Fund's 12b-1 Plan, or in any agreements related to the 12b-1 Plan, or by vote of a majority of the outstanding voting securities of such Fund.

After the date of termination as to any Fund, no fee will be due with respect to any shares of such Fund that are first placed or purchased in FBS or Correspondents customer accounts after the date of such termination. However, notwithstanding any such termination, Fund/Agent and SDC will remain obligated to pay NFS the fee as to each share of such Fund that was considered in the calculation of the fee as of the date of such termination, for so long as such share is held in the FBS or Correspondents account and Fidelity continues to provide the services under this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to shares for which a fee continues to be due subsequent to such termination.

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VII. Miscellaneous

A. Custody - Fund/Agent and SDC acknowledge that Fund shares maintained by the Fund for Shareholders hereunder are held in custody for the exclusive benefit of customers of NFS and shall be held free of any right, charge, security interest, lien or claim against NFS in favor of the Fund or its agents acting on behalf of the Fund.

B. Transaction Charges - During the term of this Agreement. FBS shall not assess against or collect from its brokerage customers any transaction fee upon the purchase or redemption of any Fund's shares that are considered in calculating the fee due pursuant to Section III hereof. The parties acknowledge and agree that FBS reserves the right to collect such transaction fees from certain customers (including "Short-Term Traders," as FBS may define that term) for certain special trading services and from other customers upon such other customers' redemption of certain shares.

C. Use of Fidelity Investments Name - Fund/Agent and SDC will not, nor will Fund/Agent or SDC cause or permit any Fund to, describe or refer to the name "Fidelity Investments" or any derivation thereof, or to FMR Corp. or any affiliate thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities without the prior written consent of an authorized officer of Fidelity.

D. Nonexclusivity - Fund/Agent and SDC acknowledge that Fidelity may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies.

E. Force Majeure - Neither Fidelity nor its affiliates shall be liable to Fund/Agent, SDC or any Fund for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control.

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F. Notices - All notices and communications required or permitted by this
Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

     if to Fidelity, to:    Fidelity Investments
                            82 Devonshire Street, L4D
                            Boston, MA 02109
                            Attn: Steve Reynolds

     if to Fund/Agent to:   Seligman Advisors Inc.
                            100 Park Avenue
                            New York, NY, 10017
                            Attn: General Counsel

     if to SDC, to:         Seligman Data Corp.
                            100 Park Avenue
                            New York, NY, 10017
                            Attn: General Counsel

G. This Agreement and any Exhibits hereto may be amended only upon the written agreement of the parties.

H. This Agreement shall inure to the parties' successors (whether by merger, consolidation or otherwise) and may not be transferred or assigned by Fund/Agent, SDC or Fidelity, provided however, that either party may assign the Agreement to an affiliate without the consent of the other party. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above

Fund/Agent                                  Fidelity Brokerage Services LLC


(By)                                        (By)
     --------------------------------            -------------------------------
(Name)                                      (Name)
(Title)                                     (Title)

(Fund or Company) Seligman Advisors


SDC                                         National Financial Services LLC


(By)                                        (By)
     --------------------------------            -------------------------------
(Name)                                      (Name)
(Title)                                     (Title)

(Fund or Company) Seligman Data Corp.

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                                    EXHIBIT A

                                  FEE SCHEDULE

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                                    EXHIBIT B

                    FUNDS PARTICIPATING IN SERVICES AGREEMENT

Fund Name                                               CUSIP     Trading Symbol
---------                                             ---------   --------------

Seligman Capital CL A                                 816326102       SCFIX
Seligman Common Stock CL A                            816332100       SCSFX
Seligman Comm & Information CL A                      816333108       SLMCX
Seligman Frontier CL A                                816334106       SLFRX
Seligman Growth CL A                                  816335103       SGRFX
Seligman US Government Secs CL A                      816336101       SUSGX
Seligman High Yield Bd CL A                           816336309       SHYBX
Seligman Income CL A                                  816338107       SINFX
Seligman Hend International CL A                      81633C108       SHIFX
Seligman Hend GIbI Smaller Co CL A                    81633C207       SHGAX
Seligman Hend GIbI Technology CL A                    81633C504       SHGTX
Seligman Hend GlbI Emerg Mkts Grwth CL A              81633C702       SHEMX
Seligman Hend GIbI Growth Oppty CL A                  81633C884       SHGOX
Seligman Municipal NJ CL A                            816340103       SNJTX
Seligman Municipal PA CL A                            816342109       SPTEX
Seligman Municipal National CL A                      816346100       SNXEX
Seligman Municipal MA CL A                            816346209       SMATX
Seligman Municipal MN CL A                            816346308       SMNNX
Seligman Municipal NY CL A                            816346407       SNYTX
Seligman Municipal OH CL A                            816346506       SOTEX
Seligman Municipal MI CL A                            816346605       STEMX
Seligman Municipal LA CL A                            816346704       SLOTX
Seligman Municipal MD CL A                            816346803       STXMX
Seligman Municipal SC CL A                            816346811       SXSCX
Seligman Municipal GA CL A                            816346829       SXGAX
Seligman Municipal OR CL A                            816346860       SLORX
Seligman Municipal MO CL A                            816346878       SXFMX
Seligman Municipal CO CL A                            816346886       SCOEX
Seligman Municipal Quality CA CL A                    816351209       SCTQX
Seligman Municipal High Yield CA CL A                 816351308       SCHYX
Seligman Municipal NC CL A                            816351407       SNCTX
Seligman Municipal FL CL A                            816351506       SFLEX
Seligman Time Horizon 30 CL A                         816352108       STHAX
Seligman Time Horizon 20 CL A                         816352504       SATWX
Seligman Time Horizon 10 CL A                         816352819       QBYGQ
Seligman Harvest CL A                                 816352850       SATVX
Seligman Large-Cap Value CL A                         816356109       SLVAX
Seligman Small-Cap Value CL A                         816356406       SSCVX

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